Exhibit 99.1

Nanosphere Appoints Kristopher Wood to its Board of Directors

NORTHBROOK, IL – August 20, 2014 – Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today announced the appointment of Kristopher Wood to its board of directors. Mr. Wood brings to Nanosphere extensive experience in finance, strategy and venture capital.

“We are pleased to welcome Kris to the board,” said Michael McGarrity, President, Chief Executive Officer and Board Member. “We believe his background is well suited to help us create value for our shareholders and accelerate our top line growth.”

Mr. Wood is currently the sole member of Highline Partners, LLC, a consultancy through which he serves in the capacity of chief investment officer at Lurie Holdings, Inc. and as Special Advisor on strategic matters to New Page Corporation and its board of directors. Prior to forming Highline Partners, from 2009 to 2011, Mr. Wood served as head of strategy and corporate development at WorldColor Press, Inc. Mr. Wood served from 2007 to 2009 as an associate at MidOcean Partners, a private equity investment firm based in New York and London. Mr. Wood also served as chief acquisitions officer for Glenayre Inc. and as managing director for mergers and acquisitions and venture capital at Vertis Holdings, Inc. and its predecessor, Big Flower Holdings, Inc. He currently serves on the boards of directors for several privately-held companies. Mr. Wood received a BS in Economics from the Wharton School of the University of Pennsylvania.

“I welcome the opportunity to join the Nanosphere board during this critical time,” said Mr. Wood. “I look forward to working with the Nanosphere team to help drive shareholder value.”

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at

Contacts
Investors:
Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:

Lindsey Saxon

Director of Communications

Nanosphere, Inc.

847-400-9173

lsaxon@nanosphere.us